UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   July 17, 2012

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 2, 4 through 7 and 9 are not applicable and therefore omitted.

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

ITEM 8.01	OTHER EVENTS

On April 30, 2012, Urologix, Inc. (the “Company”) received a letter from The Nasdaq Stock Market stating that the Company’s shareholder equity as of March 31, 2012 was not in compliance with Listing Rule 5550(b)(1) requiring a minimum shareholders’ equity of $2.5 million.

In a Form 8-K filed July 5, 2012, the Company disclosed that on June 29, 2012 it entered into an underwriting agreement (the “Underwriting Agreement”) with Dougherty & Company LLC, as underwriter, in connection with the offering of 5,200,000 shares of the Company’s common stock (the “Offering”) at a public offering price of $0.75 per share. The Underwriting Agreement grants the underwriter a 45-day option to purchase an additional 780,000 shares of the Company’s common stock from the Company used to cover overallotments, if any. The Underwriting Agreement contains customary representations, warranties, covenants and closing conditions. In the Underwriting Agreement, the underwriter and Company each agreed to indemnify the other against certain liabilities in connection with the Offering.

The closing of the sale of the shares contemplated by the Underwriting Agreement occurred on July 5, 2012. The Company received approximately $3.2 million in net proceeds from the Offering, after deducting underwriting discounts and commissions and estimated expenses of the Offering.

As a result of the financing transaction described above, the Company, as of the date of this filing, believes it has regained compliance with Listing Rule 5550(b)(1) requiring a minimum shareholders’ equity of $2.5 million.

The Nasdaq Stock Market will continue to monitor the Company for compliance with the minimum shareholders’ equity requirement. Should the Company again fall out of compliance at the time of its periodic report as of September 30, 2012, it may be subject to delisting from the exchange.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Brian J. Smrdel
Brian J. Smrdel Chief Financial Officer

Date:   July 17, 2012